UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2007

CTT INTERNATIONAL DISTIBUTORS INC.

 (Exact name of registrant as specified in its charter)

Delaware	000-30919	98-6218467
(State or Other	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

500 Mamaroneck Ave., Harrison, New York 10528

(Address of principal executive offices) (zip code)

(914) 777-2090

 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2007, CTT International Distributors Inc. (the “Company”). Reliablecom Inc. (“Reliablecom”), Sohel Distributors Inc. (“SDI”) and Sohel Kapadia, the sole shareholder of SDI (the “Seller”), entered into a Stock Purchase Agreement (the “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, Reliablecom will acquire 100% of the issued and outstanding capital stock of SDI in exchange for (i) 85,000 shares of series A preferred stock of the Company (the “Purchase Shares”), and (ii) an earn-out of additional compensation for three years from the closing.  The seller will receive 50% of the quarterly profits in excess of $37,500, together with 50% of the annual profits in excess of $150,000 plus the quarterly profit payments.  The purchase price is subject to adjustment in the event the working capital of SDI is less than zero at closing.   Each share of series A convertible preferred stock (the “Preferred Stock”), has a liquidation preference of $0.01 per share and will be convertible into 50 shares of the Company’s common stock, upon effectuation of an increase in the Company’s authorized shares of common stock to 100,000,000.  The Preferred Stock votes together with the common stock and each share of Preferred Stock is entitled to 50 votes.

Upon closing the Company, Reliablecom and the Seller will also enter into an Escrow and Lock-Up Agreement pursuant to which the Seller will place the Purchase Shares into escrow.  The terms of such agreement include:

•

The Seller agrees not to make any transfer of the Purchase Shares for one year, except with consent of Reliablecom or in connection with an offer made to all shareholders of the Company;

•

After one year, the Seller will not sell, transfer or otherwise dispose of more than 2,000 Purchase Shares or 100,000 common shares of the Company during any fiscal quarter;

•

In the event the Seller owns less than 500,000 common shares of the Parent (or Purchase Shares convertible into less than such number of common shares), the Seller will not sell, transfer or otherwise dispose of more than 5% of his Purchase Shares or common shares of the Company during any fiscal quarter.

The foregoing restrictions will terminate on the earlier of the termination of the Seller’s employment agreement by SDI without cause or three years after the closing.

In accordance with the terms of the Purchase Agreement, upon the closing, the Seller will enter into an employment agreement with SDI, pursuant to which the Seller will serve as president of SDI.  For the first three years of the term of the employment agreement, the Seller will be paid $150,000 per year.  After three years, the salary will terminate and the Seller will be paid as follows:

The Seller will receive a salary draw of $25,000 per month.  After each of the first three fiscal quarters, the Seller shall be paid any additional amount by which 50% of the net profit of SDI for such quarter exceeds $75,000.  After the end of the fiscal year, the Seller shall be paid any additional amount by which 50% of the net profit of SDI for the fiscal year exceeds $300,000, less any profit distributions made quarterly.  In the event 50% the net profit for any quarter does not exceed the salary draw for that period, subsequent draws will be reduced proportionately.  The agreement has a term of three years and shall automatically be renewed for additional one year terms unless terminated by either party at least 90 days prior to expiration.  The agreement also contains customary provisions for benefits, confidentiality and non-competition.

The closing of the Purchase Agreement is subject to the satisfaction of customary closing conditions, as well as the following closing conditions, among others:

•

completion of audited financial statements of SDI;

•

the guaranty by Reliablecom of the lease for the premises occupied by SDI, which is leased from an entity controlled by S. Kapadia; and

•

an advance to SDI of $2,000,000 from Reliablecom for working capital.

In the event the Merger has not been closed by June 30, 2007, the Merger Agreement shall be terminated unless otherwise agreed to by the parties.

SDI markets and distributes prepaid phone cards and prepaid wireless cards in the United States.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated May 9, 2007, by and between CTT International Distributors Inc., Reliablecom Inc., Sohel Distributors Inc. and Sohel Kapadia
10.2	Form of Employment Agreement between Sohel Distributors, Inc. and Sohel Kapadia
10.3	Form of Escrow and Lock-Up Agreement by and among Reliablecom Inc., Sohel Distributors Inc. and Sohel Kapadia

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTT INTERNATIONAL DISTRIBUTORS, INC.

Dated: May 10, 2007	By:	/s/ SAJID KAPADIA
Sajid Kapadia
Chief Executive Officer

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